EXHIBIT B

LIST OF EXECUTIVE OFFICERS AND DIRECTORS
OF CAPITAL D'AMÉRIQUE CDPQ INC.

DIRECTORS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Henri-Paul Rousseau	Caisse de dépôt et placement du Québec 1000, place Jean-Paul Riopelle Montréal (Québec) H2Z 2B3	Chairman
Sylvie Archambault	3CI 1486, rue des Mésanges St-Bruno (Québec) J3V 6E4	Senior Vice-President
Roger Chiniara	436, rue Barton Ville Mont-Royal (Québec) H3P 3N4
Pierre Michaud	Réno-Dépot 3434, rue Peel Montréal (Québec) H3A 3K8	Chairman
Normand Provost	Capital d'Amérique CDPQ inc. 1000, place Jean-Paul Riopelle Montréal (Quebec) H2Z 2B3	President
Alain Rhéaume	Microcell SCP Inc. 1250, boul. René Lévesque Ouest Bureau 400 Montréal (Québec) H3B 4W8	President
John D. Thompson	Banque Scotia 1800, avenue McGill College Montréal (Québec) H3A 3K9	Delegate Chairman

OFFICERS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Henri-Paul Rousseau	Caisse de dépôt et placement du Québec 1000, place Jean-Paul Riopelle Montréal (Québec) H2Z 2B3	Chairman
Normand Provost	Capital d'Amérique CDPQ inc. 1000, place Jean-Paul Riopelle Montréal (Québec) H2Z 2B3	President
Paul Juneau	Same	President, SME Services
Paul-Henri Couture	Same	Vice-President
Pierre Pharand	Same	Vice-President
Luc Houle	Same	Vice-President
Diane C. Favreau	Same	Vice-President
Ghislain Gauthier	Same	Vice-President
Pierre Fortier	Same	Vice-President
Ginette Depelteau	Same	Secretary